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Exhibit 99.1

AMENDMENT No. 2
TO THE ASSET PURCHASE AGREEMENT

        As of the 16th day of October, 1996, the September 19, 1995 Asset Purchase Agreement (the "Agreement") between Novell, Inc. ("Novell") and The Santa Cruz Operation, Inc. ("SCO") is amended in the following respects.

A.
With respect to Schedule 1.1(b) of the Agreement, titled "Excluded Assets", Section V, Subsection A shall be revised to read:

All copyrights and trademarks, except for the copyrights and trademarks owned by Novell as of the date of the Agreement required for SCO to exercise its rights with respect to the acquisition of UNIX and UnixWare technologies. However, in no event shall Novell be liable to SCO for any claim brought by any third party pertaining to said copyrights and trademarks.

B.
Except as provided in Section C below, and notwithstanding the provisions of Article 4.16, Sections (b) and (c) of the Agreement, any potential transaction with an SVRX licensee which concerns a buy-out of any such licensee's royalty obligations shall be managed as follows:

1.
Should either party become aware of any such potential transaction, it will immediately notify the other in writing.

2.
Any meetings and/or negotiations with the licensee will be attended by both parties, unless agreed otherwise. Novell's participation will be by personnel who are engaged in corporate business development.

3.
Any written proposal to be presented to the licensee, including drafts and final versions of any proposed amendments to the SVRX licenses, will be consented to by both parties prior to its delivery to the licensee, unless agreed otherwise.

4.
Prior to either parties' unilateral determination as to the suitability of any potential buy-out transaction, the parties will meet face to face and analyze the potential merits and disadvantages of the transaction. No such transaction will be concluded unless the execution copy of the amendment is consented to in writing by both parties, and either party will have the unilateral right to withhold its consent should it judge, for any reason whatsoever, the transaction to be contrary to its economic interests and/or its business plans and strategy.

5.
This Amendment does not give Novell the right to increase any SVRX licensee's rights to SVRX source code, nor does it give Novell the right to grant new SVRX source code licenses. In addition, Novell may not prevent SCO from exercising its rights with respect to SVRX source code in accordance with the Agreement.

6.
The parties agree that no member of Novell's sales force will receive a bonus, commission, quota attainment credit, or other type of sales incentive as a result of the buy-out of an SVRX license.

C.
Novell may execute a buy-out with a licensee without any approval or involvement of SCO, and will no longer be bound by any of the requirements stated in Section B. above, if: (i) SCO ceases to actively and aggressively market SCO's UNIX platforms; or (ii) upon a change of control of SCO as stated in schedule 6.3(g) of the Agreement.

D.
Novell and SCO agree to indemnify and hold harmless the other from and against any and all losses, liabilities, judgments, and costs incurred ("Liability") if either causes the other to incur Liability under Section 10 of Amendment No. X to Software Agreement SOFT-00015 as amended, Sublicensing Agreement SUB-00015A as amended, Software Agreement SOFT-00015 Supplement No. 170 as amended, and Substitution Agreement XPER-00015B ("Amendment No. X").

In witness whereof, the parties have executed this Amendment No. 2 to be signed by their duly authorized representatives as of the date first written above.

THE SANTA CRUZ OPERATION, INC.		NOVELL, INC.
By:	/s/ STEVEN M. SABBATH	By:	/s/ JAMES R. TOLONEN
Name:	Steven M. Sabbath	Name:	James R. Tolonen
Title:	Vice President Law & Corporate Affairs	Title:	EVP & CFO

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  Exhibit 99.1
AMENDMENT No. 2 TO THE ASSET PURCHASE AGREEMENT